CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated July 29, 2016 on the financial statements and financial highlights of Alpha Risk Hedged Dividend Equity Fund (formerly, Cavalier Hedged Equity Fund), a series of shares of beneficial interest in Starboard Investment Trust. Such financial statements and financial highlights appear in the May 31, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                          BBD, LLP

Philadelphia, Pennsylvania
April 21, 2017